Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated October 12, 2010
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P4M5

Principal Amount (in Specified Currency): $100,000,000.
TMCC may increase the Principal Amount prior to the Original
Issue Date but is not required to do so.

Issue Price: 100%
Trade Date: October 12, 2010
Original Issue Date: October 19, 2010
Stated Maturity Date: April 19, 2013

Interest Rate: 0.82% per annum
Interest Payment Dates: The 19th of each April and October, commencing on April 19, 2011, and on the Stated Maturity Date

Net Proceeds to Issuer: $99,925,000
Agent's Discount or Commission: 0.075%
Agent: J.P. Morgan Securities LLC
Agent's Capacity:
 	[  ] Agent
 	[X] Principal

Day Count Convention:
	[X] 30/360
	[  ] Actual/360
	[  ] Actual/Actual

Business Day Convention
	[X] Following, unadjusted
	[  ] Modified Following, adjusted

Business Days:  New York

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
	Initial Interest Accrual Date:



ADDITIONAL TERMS OF THE NOTES

Settlement Date

We expect that delivery of the Notes will be made against payment therefor on the Original Issue Date, which will be the fifth business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Trade Date or the next succeeding business day will be required by virtue of the fact that the notes initially will settle in five business days to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.

RISK FACTORS

In addition to the other information in this Pricing Supplement and the above-referenced Prospectus and Prospectus Supplement and the documents that are incorporated by reference therein, you should carefully consider the risk factor below, which could have a material adverse impact on our financial condition and operating results.

Recent events announced by Toyota Motor Sales, USA, Inc. ("TMS") could affect TMCC's business, financial condition and operating results.

During the latter part of fiscal 2010 and in early fiscal 2011, TMS announced several recalls and temporary suspensions of sales and production of certain Toyota and Lexus models. Because TMCC's business is substantially dependent upon the sale of Toyota and Lexus vehicles, these events or similar future events could adversely impact TMCC's business. A decrease in the level of sales, including as a result of the actual or perceived quality, safety or reliability of Toyota and Lexus vehicles, will have a negative impact on the level of TMCC's financing volume, insurance volume, earning assets and revenues.
The credit performance of our dealer and consumer lending portfolios may also be adversely affected. In addition, a decline in values of used Toyota and Lexus vehicles would have a negative effect on realized values and return rates, which, in turn, could increase depreciation expense and credit losses. Further, TMCC and its affiliates are subject to litigation relating to recall-related events. In addition, certain of TMCC's affiliates are currently subject to governmental investigations, including those by the U.S. Attorney for the Southern District of New York, the U.S. Securities and Exchange Commission and the National Highway Traffic Safety Administration and have or may become subject to fines or other penalties. These factors could have a negative effect on TMCC's operating results and financial condition.